Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter ended March 31, 2009 and Updates 2009 Full Year Guidance

Growth of DORYX, LOESTRIN 24 FE and ESTRACE CREAM drives solid earnings growth.

ARDEE, IRELAND, MAY 11, 2009 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2009. Revenue in the quarter ended March 31, 2009 totaled $246.0 million, an increase of 7.2% over the prior year quarter. The primary drivers of the increase in revenue were the net sales of DORYX, LOESTRIN 24 FE and ESTRACE CREAM, which together contributed $24.8 million of revenue growth for the quarter ended March 31, 2009, as compared to the prior year quarter. The growth delivered by these products was partially offset by net sales declines in certain other products, primarily DOVONEX and FEMHRT.

The Company reported net income of $43.3 million ($0.17 per diluted share) in the quarter ended March 31, 2009, compared with net income of $33.7 million ($0.13 per diluted share) in the prior year quarter, an increase of 28.8%. Cash net income (“CNI”) in the quarter ended March 31, 2009 rose to $97.7 million, an increase of 17.9% over the prior year quarter.

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to CNI and adjusted EBITDA for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended March 31, 2009 was $246.0 million, an increase of $16.5 million, or 7.2%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of DORYX, LOESTRIN 24 FE and ESTRACE CREAM, which together contributed $24.8 million of revenue growth for the quarter ended March 31, 2009 compared to the prior year quarter. The growth delivered by these products was partially offset by net sales declines in certain other products, primarily DOVONEX and FEMHRT. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. The Company uses IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $8.0 million, or 12.5%, in the quarter ended March 31, 2009, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $52.4 million in the quarter ended March 31, 2009, an increase of 11.7% compared with $46.9 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales over the prior year quarter was primarily due to an increase in filled prescriptions of 8.1% and higher average selling prices, offset in part by the impact of higher sales-related deductions. FEMCON FE generated revenues of $12.9 million in the quarter ended March 31, 2009, an increase of $2.1 million, or 20.2%, versus the prior year quarter. The increase in FEMCON FE net sales was primarily due to an increase in filled prescriptions of 15.8% and higher average selling prices compared to the prior year quarter.

Net sales of our dermatology products increased $9.8 million, or 9.3%, in the quarter ended March 31, 2009, compared to the prior year quarter. Net sales of DORYX increased $15.3 million, or 43.4%, in the quarter ended March 31, 2009, compared to the prior year quarter, primarily due to a 22.6% increase in filled prescriptions, as well as higher average selling prices. The increase in filled prescriptions of DORYX, primarily relating to DORYX 150 mg, was due to increased promotional efforts behind DORYX 150 mg, including our recently launched customer loyalty card program. The increase in filled prescriptions of 22.6% is not fully reflective of the impact on net sales as the value per DORYX 150 mg prescription is greater than the value of a filled prescription of the other strengths. Net sales of TACLONEX decreased $0.3 million, or 0.8%, to $36.6 million in the quarter ended March 31, 2009, compared to $36.9 million in the prior year quarter. As filled prescriptions on a per-gram basis were essentially flat, net sales of TACLONEX decreased primarily due to higher sales-related deductions during the quarter ended March 31, 2009 and a contraction in pipeline inventories relative to the prior year period. This decrease was partially offset by higher average selling prices in the quarter ended March 31, 2009 as compared to the prior year quarter. Net sales of DOVONEX decreased by $5.2 million, or 15.6%, in the quarter ended March 31, 2009, compared with the prior year quarter. The decline was due primarily to a decrease in filled prescriptions of 24.6% and higher sales-related deductions, offset partially by higher selling prices and an expansion of pipeline inventories relative to the prior year quarter.

Net sales of our hormone therapy products increased $0.6 million, or 1.2%, in the quarter ended March 31, 2009, compared with the prior year quarter. Net sales of ESTRACE CREAM increased $4.0 million, or 20.7%, in the quarter ended March 31, 2009 compared to the prior year quarter. The increase was primarily due to an increase in filled prescriptions of 15.4% and higher average selling prices, offset in part, by a contraction of pipeline inventories relative to the prior year quarter. Net sales of FEMHRT decreased $3.3 million, or 20.8%, in the quarter ended March 31, 2009 compared to the prior year quarter due to a decrease in filled prescriptions of 14.7% and higher sales-related deductions which were offset, in part, by higher average selling prices compared to the prior year quarter.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $1.0 million, or 2.1%, in the quarter ended March 31, 2009, compared with the prior year quarter. Our gross profit margin, as a percentage of total revenue increased to 80.2% in the quarter ended March 31, 2009 as compared to 79.2% in the prior year quarter primarily due to changes in the mix of products sold, offset in part, by increases in manufacturing costs.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2009 were $46.8 million, a decrease of $8.4 million, or 15.3%, from $55.2 million in the prior year quarter. Advertising and Promotion (“A&P”) expenses for the quarter ended March 31, 2009 decreased $9.5 million, or 55.5%, compared with the prior year quarter, due primarily to an $8.1 million decrease in direct-to-consumer advertising and a decrease in other promotional spending. Selling and distribution expenses for the quarter ended March 31, 2009 decreased $0.7 million, or 3.2%, compared to the prior year quarter primarily due to a reduction in the size of our field sales forces beginning in the first quarter of 2009. General, Administrative and Other (“G&A”) expenses in the quarter ended March 31, 2009 increased $1.8 million, or 12.8%, compared to the prior year quarter, primarily due to an increase in compensation expenses, including non-cash stock-based compensation, and an increase in professional fees.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2009 was $23.9 million, an increase of $11.7 million, or 96.0%, compared with the prior year quarter. Included in the quarter ended March 31, 2009 was a $9.0 million payment to Dong-A PharmTech Co. Ltd. upon the achievement of a developmental milestone under our existing agreement for udenafil, an orally administered product for the treatment of erectile dysfunction (“ED”). Also included in the quarter ended March 31, 2009 was a $2.5 million payment to NexMed Inc. in connection with our acquisition of the rights to its topically applied alprostadil cream for the treatment of ED. Excluding the $11.5 million of milestones costs during the quarter ended March 31, 2009, R&D expenditures were essentially flat as compared to the prior year quarter. During the quarter ended March 31, 2009, the Company submitted a New Drug Application for a low-dose oral contraceptive to the Food and Drug Administration.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2009 was $18.0 million, a decrease of $6.0 million, or 25.0%, from $24.0 million in the prior year quarter. Included in net interest expense in the quarter ended March 31, 2009 was $1.3 million relating to the write-off of deferred loan costs associated with the optional prepayment of $100.0 million of indebtedness under our senior secured credit facility. We did not make any optional prepayments of debt during the quarter ended March 31, 2008. The decrease in net interest expense in the quarter ended March 31, 2009 was primarily the result of cumulative reductions in outstanding debt during 2008 which reduced the average debt balance outstanding from $1,200.2 million in the quarter ended March 31, 2008 to $962.6 million in the quarter ended March 31, 2009. The cumulative reduction in the average debt level is the result of optional prepayments and purchases made using cash flows from operations and cash on hand, net of investing activities.

Net Income and Cash Net Income

For the quarter ended March 31, 2009, reported net income was $43.3 million, or $0.17 per share, and CNI was $97.7 million, or $0.39 per share, based on 250.6 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2009, the marginal tax rate associated with the amortization of intangible assets was 8.4% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 16.0%.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2009, our cash and cash equivalents totaled $30.3 million and our total debt outstanding was $861.0 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $105.3 million of cash from operating activities in the quarter ended March 31, 2009, compared with net cash used in operating activities of $(2.7) million in the prior year quarter, an increase of $108.0 million. During the quarter ended March 31, 2009, the Company made payments in respect of income taxes totaling $9.9 million as compared to $69.3 million in the prior year quarter. Also impacting our cash flows from operating activities relative to the prior year quarter was a $9.0 million cash payment made in the quarter ended March 31, 2008 relating to the final settlement for our OVCON 35 litigation which was included in net income in the year ended December 31, 2007.

2009 Financial Guidance Update

Based on the first quarter results and current outlook for the remainder of 2009, the Company is affirming its full year 2009 financial guidance for revenue, CNI and CNI per share. For 2009, the Company continues to anticipate revenue to be in the range of $1,015 to $1,025 million, CNI to be in the range of $390 to $402 million and CNI per share to be in the range of $1.55 to $1.60.

The Company is updating the ranges for certain income statement expense items for the full year 2009. Total SG&A expenses are now expected to be in the range of $203 to $212 million, an increase of $4 million from the original guidance given in January 2009. This primarily reflects an increase in estimated professional fees attributable to the proposal being submitted to shareholders of the Company to approve a Scheme of Arrangement as a result of which a new principal holding company will be formed in

Ireland and each holder of the Company’s Class A common shares, par value $0.01 per share, will receive ordinary shares, par value $0.01 per share, in the new Irish holding company on a one-for-one basis. The increase is offset in part by lower selling and A&P expenses due to the reduction in sales forces beginning in the first quarter of 2009.

Changes to the Company’s full year 2009 guidance are summarized on the last page which is attached as an exhibit to this release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Monday, May 11, 2009 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 879-6207. Participants outside the United States and Canada should call (719) 325-4776. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 6475431.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Important Information for Stockholders

This communication is for informational purposes only and is not a substitute for any proxy solicitation statement and related documents Warner Chilcott Limited (the “Company”) may file with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction.

Investors and stockholders are urged to read any such documents filed with the SEC carefully in their entirety when they become available because they will contain important information about the proposed transaction.

Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by or on behalf of the Company are available free of charge by contacting Warner Chilcott Limited at (973) 442-3281 or emailing rfuhrmann@wcrx.com.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the proposed transaction. Information about the Company’s directors and executive officers is available on the internet at www.wcrx.com. Additional information regarding the interests of such potential participants in a proxy solicitation will be included in any proxy solicitation statement and other related documents that may be filed by the Company with the SEC.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. The Company believes that the presentation of CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarters ended March 31, 2009 and 2008. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended
	Mar-31-09	Mar-31-08
REVENUE:
Product net sales	$239,024	$223,700
Other revenue	6,965	5,783

Total revenue	245,989	229,483

COSTS & EXPENSES:
Cost of sales (excludes amortization)	48,750	47,770
Selling, general and administrative	46,766	55,227
Research and development	23,872	12,180
Amortization of intangible assets	56,993	52,613
Net interest expense	18,017	24,018

INCOME BEFORE TAXES	51,591	37,675
Provision for income taxes	8,255	4,017

NET INCOME	$43,336	$33,658

Earnings per share:
Class A - Basic	$0.17	$0.13

Class A - Diluted	$0.17	$0.13

RECONCILIATIONS:
Net income - GAAP	$43,336	$33,658
+ Amortization of intangible assets, net of tax	52,218	47,906
+ Amortization and write-offs of deferred loan costs, net of tax	2,156	1,302

Cash net income	$97,710	$82,866

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of March 31, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash & cash equivalents	$30,308	$35,906
Accounts receivable, net	82,793	93,015
Inventories	61,478	57,776
Prepaid expenses & other current assets	76,994	69,813

Total current assets	251,573	256,510

Other assets:
Property, plant and equipment, net	63,357	60,908
Intangible assets, net	939,705	993,798
Goodwill	1,250,324	1,250,324
Other non-current assets	18,797	21,351

TOTAL ASSETS	$2,523,756	$2,582,891

LIABILITIES
Current liabilities:
Accounts payable	$14,767	$15,014
Accrued expenses & other current liabilities	149,424	151,753
Current portion of long-term debt	4,935	5,977

Total current liabilities	169,126	172,744

Other liabilities:
Long-term debt, excluding current portion	856,128	956,580
Other non-current liabilities	100,842	103,647

Total liabilities	1,126,096	1,232,971

SHAREHOLDERS’ EQUITY	1,397,660	1,349,920

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,523,756	$2,582,891

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-09	Mar-31-08
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,336	$33,658
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation	3,026	2,925
Amortization of intangible assets	56,993	52,613
Amortization of deferred loan costs	2,566	1,559
Stock compensation expense	2,632	1,810
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	3,882	(8,614)
(Increase) in inventories	(3,702)	(6,706)
(Decrease) in accounts payable, accrued expenses & other current liabilities	(1,517)	(13,832)
(Decrease) in income taxes and other, net	(1,857)	(66,095)

Net cash provided by / (used in) operating activities	$105,359	$(2,682)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(2,900)
Capital expenditures	(6,548)	(6,945)

Net cash (used in) investing activities	$(9,448)	$(9,845)

CASH FLOWS FROM FINANCING ACTIVITIES:
Term repayments under bank senior secured credit facility	(101,494)	(2,071)
Other	(15)	61

Net cash (used in) financing activities	$(101,509)	$(2,010)

Net (decrease) in cash and cash equivalents	$(5,598)	$(14,537)

Cash and cash equivalents, beginning of period	35,906	30,776

Cash and cash equivalents, end of period	$30,308	$16,239

WARNER CHILCOTT LIMITED

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-09	Mar-31-08
RECONCILIATION TO ADJUSTED EBITDA:

Net income - GAAP	$43,336	$33,658

+ Interest expense, net	18,017	24,018
+ Provision for income taxes	8,255	4,017
+ Non-cash stock-based compensation expense	2,632	1,810
+ Depreciation	3,026	2,925
+ Amortization of intangible assets	56,993	52,613
+ R&D milestone payments	11,500	—

Adjusted EBITDA of WCL, as defined	$143,759	$119,041

+ Expenses of WCL and other	2,373	1,801

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited., as defined	$146,132	$120,842

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our 8.75% Senior Subordinated Notes due 2015. Certain expenses included in Warner Chilcott Limited’s (“WCL”) consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-09	Mar-31-08
Oral Contraceptives (“OC”)
LOESTRIN 24 FE	$52.4	$46.9
FEMCON FE	12.9	10.8
ESTROSTEP FE*	5.1	4.7
OVCON*	2.7	2.7

Total OC	73.1	65.1

Hormone therapy (“HT”)
ESTRACE Cream	23.2	19.2
FEMHRT	12.7	16.0
FEMRING	3.8	3.5
Other HT products	2.5	2.9

Total HT	42.2	41.6

Dermatology
DORYX	50.4	35.1
TACLONEX	36.6	36.9
DOVONEX*	28.0	33.2

Total Dermatology	115.0	105.2

PMDD
SARAFEM	4.1	4.4

Other product net sales
Other	0.9	0.2
Contract manufacturing	3.7	7.2

Total product net sales	239.0	223.7

Other revenue
Royalty revenue	7.0	5.8

Total revenue	$246.0	$229.5

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-09	Mar-31-08
A&P	$7.7	$17.2
Selling & distribution	22.9	23.6
G&A	16.2	14.4

Total SG&A	$46.8	$55.2

WARNER CHILCOTT LIMITED

2009 Full Year Financial Guidance

(U.S. dollars in millions, except per share amounts)

	Original Guidance January 2009	Revised Guidance May 2009
Total Revenue (1)	$1,015 to $1,025	$1,015 to $1,025

Gross margin as a % of total revenue	79% to 80%	79% to 80%

SG&A Expenses:
A&P	$44 to $47	$41 to $44
Selling & Distribution	$91 to $94	$84 to $87
G&A	$64 to $67	$78 to $81

Total SG&A Expenses (2)	$199 to $208	$203 to $212

Total R&D (3)	$77 to $80	$77 to $80

GAAP Net Income (4)	$174 to $186	$174 to $186

CNI (5)	$390 to $402	$390 to $402

CNI per share (5) (6)	$1.55 to $1.60	$1.55 to $1.60

(1)	Our 2009 guidance does not account for the impact of any future new licensing agreements.
(2)	Total SG&A expenses do not include any amount that may be payable in connection with the potential settlement of our outstanding legal actions.
(3)	Total 2009 R&D expense consists of internal R&D anticipated to be in the range of $61.5 to $64.5 million. Included in total 2009 R&D expense are $11.5 million of milestone payments expensed during the quarter ended March 31, 2009, as well as $4.0 million of anticipated future milestone payments.
(4)	The effective GAAP tax rate for 2009 is expected to be in the mid-to-high teens.
(5)	A reconciliation of 2009 GAAP net income to CNI adds back the expected after tax impact of amortization of intangibles ($209M) and the expected after tax impact of the amortization and write-offs of deferred loan costs ($7M).
(6)	CNI per share is based on 251.4 million fully diluted Class A shares.